FNCB DECLARES CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a third quarter dividend of 10 cents per share, payable September 15th to shareholders of record on September 5, 2005. The payment represents an 11% increase over the $.09 paid in the third quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.